Chembio Enters Into Six-Month $480,000 Follow-On Contract with CDC Contractor for Point-of-Care Influenza Test Development

MEDFORD, NY— July 17, 2012--Chembio Diagnostics, Inc. (NASDAQ: CEMI), a NY-based company that develops, manufactures, licenses and markets proprietary rapid diagnostic tests, entered into a follow-on, milestone-based development agreement of up to  $480,000 based on Chembio’s previous successful initial development of a multiplex rapid point-of-care (“POC”) influenza immunity test utilizing its patented Dual Path Platform (DPP®) technology.  The agreement contemplates a period of approximately six months in which the follow-on development activity is to be completed.

Chembio entered this agreement with a private contracting organization that is engaged to enter into, implement and provide technical oversight of agreements relating to pandemic preparedness on behalf of its client, the United States Centers for Disease Control and Prevention (“CDC”).  The previous development work for this product was completed by Chembio in 2010-11 pursuant to an initial $900,000 contract with this same organization.

The objective of this follow-on project is to further develop a rapid influenza immunity test which can be administered in the field to determine a person’s influenza immunity status or in an outpatient setting incorporating certain additional subunits of influenza virus proteins.

As a result of pandemic planning activities, the United States Department of Health and Human Services (“HHS”) and CDC identified POC and high-throughput testing as a gap in influenza diagnostics. Rapid responses in the field, such as the vaccination, prophylactic treatment, or isolation of patients, require POC diagnostic tests for influenza infection and immunity. Ideally, these tests should be fast, portable, self-contained, and non-technical. Development of these tests is especially critical for military forces, as evidenced by previous influenza outbreaks that spread rapidly through densely populated barracks and have killed thousands of soldiers

Javan Esfandiari, Chembio’s Senior Vice President of Research & Development and the inventor of DPP®, commented, “We are pleased to enter into this follow-on development program that builds on our strength in developing  multiplex products using our proprietary DPP® technology. This product could become an important diagnostic tool during influenza outbreaks.”

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only.  Such statements reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott, (631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields, (212) 838-3777
AFields@lhai.com
@LHA_IR_PR